Exhibit 99.1

May 2, 2006	Contact: Craig McCollam
Dionex Corporation
408-481-4107
DIONEX REPORTS RECORD SALES FOR THE THIRD QUARTER
- MEETING GUIDANCE
FOR RELEASE TUESDAY, MAY 2, 2006, P.M., 1:05 PDT
Sunnyvale, California – Dionex Corporation (NASDAQ:DNEX) today announced its results of operations for its third quarter and first nine months ended March 31, 2006.
For the third quarter, sales were a record $73.7 million, up 4% from the $70.8 million reported for the same period last year. The unfavorable effects of currency fluctuations reduced reported sales in fiscal 2006 by $4.4 million, or 6%. Diluted earnings per share were $0.50 for the third quarter. Net income in the third quarter of fiscal 2006 included costs of $1.0 million, net of tax, or $0.05 per share, related to the adoption of Statement of Financial Accounting Standards (SFAS) No.123R and the initiative to centralize some of the field related technical, administrative and support functions within North America and Europe. Cash flow from operations was very strong, totaling $15 million for the quarter, up approximately 40% from the third quarter of last year.
For the first nine months of fiscal 2006, sales were a record $216.1 million, an increase of 4%, compared with the $208.2 million reported for the first nine months of fiscal 2005. The unfavorable effects of currency fluctuations reduced reported sales in fiscal 2006 by $6.8 million, or 3%. Diluted earnings per share were $1.47 for the first nine months of fiscal 2006. Net income in the first nine months of fiscal 2006 included costs of $3.4 million, net of tax, or $0.17 per share, related to the impact of SFAS No.123R and the initiative to centralize some of the field related technical, administrative and support functions within North America and Europe and other income of $1.0 million, net of tax, or $0.05 per share, related to a one-time gain from the favorable settlement of a patent litigation in the first quarter. Our cash flow from operations was very strong, totaling $44 million for the first nine months of fiscal 2006, up 13% from the first nine months of fiscal 2005.
During the third quarter, the Company repurchased 394,672 shares of its common stock for $21.3 million. In the first nine months of fiscal 2006, a total of 979,855 shares were repurchased for $49.7 million.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “We are pleased with the results for the third quarter. We reported record third quarter sales based on strong organic growth of 10%, excluding currency effects. We gained strong momentum towards the end of the quarter. Our margins and cash flow from operations were strong. These results were achieved despite the U.S. dollar appreciating more than we anticipated at the beginning of the quarter.
“We experienced stronger growth in all geographic regions and in both major product lines of ion chromatography and HPLC. Sales in North America grew slightly for the quarter. Europe reported another strong quarter as sales grew in the mid-single digits in reported dollars and 17% in local currency. Sales in our Asia/Pacific region grew slightly in reported dollars and 10% in local currency. Sales in the Asia/Pacific region were again affected by weaker sales in Japan, despite that the demand in Japan strongly improved in the second part of the quarter. Outside of Japan, sales in Asia/Pacific grew by approximately 30% for the quarter driven by strong sales in Korea, India and Australia.
“Demand from our life sciences and environmental markets were substantially up in the third quarter. Chemical/Petrochemical was up slightly, while demand in the Food and Beverage, Electronics and Power markets declined during the quarter.
“We saw growth in both ion chromatography and HPLC in the third quarter. Ion chromatography grew in the low single digits despite continued lower sales in Japan. Our HPLC products grew again in the double digits for the quarter reflecting the increasing demand for our products worldwide. We introduced the new Ultimate 3000 system for micro-, analytical- and preparative-flow HPLC applications at the Pittsburgh Conference in March 2006. The initial customer response has been very favorable.
“Given the good momentum in the third quarter, we believe that we are well positioned for solid growth in the fourth quarter of fiscal 2006. For the entire fiscal year, we estimate sales will be in the range of $291-$299 million and diluted earnings per share will be in the range of $2.01-$2.13. These estimates for the entire year are based on the following assumptions: (1) demand from our life sciences customers will continue to improve; (2) foreign currency rates will have an unfavorable impact of 2-3% on our sales growth for the quarter, assuming that currency rates remain consistent with the rates at the end of March; and (3) costs related to our field centralization in North America and Europe will be approximately $0.5 million, net of tax, or $0.02 per share in the fourth quarter.”
Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the third quarter and first nine months results in a conference call on Tuesday, May 2, 2006, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available form 8:00 a.m. PT, Wednesday, May 3, 2006 until 5:00 p.m. PT, Friday, June 30, 2006.
Certain statements contained herein that are not purely historical may be deemed to be forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those discussed herein. Factors that may cause actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed greater detail in the Company’s reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Net sales	$73,674	$70,801	$216,115	$208,161
Cost of sales	25,126	22,941	73,425	69,190

Gross profit	48,548	47,860	142,690	138,971

Operating expenses:
Selling, general and administrative	27,739	26,060	82,219	73,895
Research and product development	5,675	4,801	16,649	15,127

Total operating expenses	33,414	30,861	98,868	89,022

Operating income	15,134	16,999	43,822	49,949

Interest income, net	459	347	1,012	754
Other income (expense), net	(73)	67	1,465	380

Income before taxes on income	15,520	17,413	46,299	51,083
Taxes on income	5,155	5,453	16,020	16,732

Net income	$10,365	$11,960	$30,279	$34,351

Basic earnings per share	$0.52	$0.58	$1.51	$1.66

Diluted earnings per share	$0.50	$0.56	$1.47	$1.59

Shares used in computing per share amounts:
Basic	20,049	20,763	20,067	20,755

Diluted	20,542	21,543	20,595	21,561

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT MARCH 31, 2006 AND JUNE 30, 2005
(In thousands)
(Unaudited)

	March 31,	June 30,
	2006	2005
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$64,567	$53,781
Accounts receivable, net	57,645	55,450
Inventories	27,346	26,510
Other current assets	15,439	16,342

Total current assets	164,997	152,083

Property, plant and equipment, net	57,349	53,914
Goodwill and other intangible assets	29,474	27,555
Other assets	4,583	4,601

	$256,403	$238,153

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	10,083	10,031
Accrued liabilities	37,373	34,939
Income taxes payable	3,770	1,593
Accrued product warranty	3,386	3,514

Total current liabilities	54,612	50,077

Deferred income taxes and other	5,410	5,027
Stockholders’ equity	196,381	183,049

	$256,403	$238,153

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